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                                                                     Exhibit 3.3
                                THIRD AMENDMENT
                                       TO
                              AMENDED AND RESTATED
                            ARTICLES OF INCORPORATION
                                       OF
                  DEVELOPERS DIVERSIFIED REALTY CORPORATION
                               Charter No. 831795

      The following amendments to the Amended and Restated Articles of Incorporation of the Corporation, as amended, were adopted by a majority vote of the shareholders of the Corporation at a meeting held on January 29, 2003 and pursuant to the authority of Section 1701.71(A)(1) and 1701.73(A) and (C) of the Ohio Revised Code:

      RESOLVED, that the Amended and Restated Articles of Incorporation of the Corporation, as amended, be and they hereby are amended by adding at the end of Division A of Article FOURTH a new Item XVI reading as follows:

      XVI. The Voting Preferred Shares. The Voting Preferred Shares shall have the following express terms:

            Section 1. General. The Voting Preferred Shares shall rank on a parity with the Class A Shares, Class B Shares, Class C Shares, Class D Shares, Class E Shares, Class F Shares, Class G Shares, Class H Shares, Class I Shares, Class J Shares, Class K Shares and Noncumulative Shares and shall be identical to all Class A Shares, Class B Shares, Class C Shares, Class D Shares, Class E Shares, Class F Shares, Class G Shares, Class H Shares, Class I Shares, Class J Shares, Class K Shares and Noncumulative Shares except as set forth in the provisions of Sections 2 through 10, both inclusive, which provisions shall apply to all of the Voting Preferred Shares.

            Section 2. Definitions. For purposes of the Voting Preferred Shares, the following terms shall have the meanings indicated:

            "Board of Directors" shall mean the Board of Directors of the Corporation or any committee authorized by such Board of Directors to perform any of its responsibilities with respect to the Voting Preferred Shares; provided that, for purposes of paragraph (a) of Section 8, the term "Board of Directors" shall not include any such committee.

            "Business Day" shall mean any day other than a Saturday, Sunday or a day on which state or federally chartered banking institutions in New York, New York are not required to be open.

            "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time.

            "Dividend Payment Date" shall mean March 31, June 30, September 30 and December 31 of each year; provided, that if any Dividend Payment Date falls on any day other than a Business Day, the dividend payment payable on such Dividend Payment Date shall be paid on the Business Day immediately following such Dividend Payment Date and no interest shall accrue on such dividend from such Dividend Payment Date to the date such dividend is paid.

            "Dividend Periods" shall mean each quarterly dividend period commencing on and including March 31, June 30, September 30 and December 31 of each year and ending on and including the day preceding the first day of the next succeeding Dividend Period, other than the

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      Dividend Period during which any Voting Preferred Shares shall be redeemed pursuant to Section 5, which shall end on and include the Redemption Date with respect to the Voting Preferred Shares being redeemed.

            "Event" shall have the meaning set forth in paragraph (b) (i) of
      Section 8.

            "Liquidation Preference" shall have the meaning set forth in paragraph (a) of Section 4.

            "REIT" shall mean a Real Estate Investment Trust under Section 856 of the Code.

            "set apart for payment" shall be deemed to include, without any action other than the following, the recording by the Corporation in its accounting ledgers of any accounting or bookkeeping entry which indicates, pursuant to a declaration of dividends or other distribution by the Board of Directors, the allocation of funds to be so paid on any series or class of capital stock of the Corporation; provided, however, that if any funds for any class or series of shares ranking junior to the Voting Preferred Shares or any class or series of shares ranking on a parity with the Voting Preferred Shares are placed in a separate account of the Corporation or delivered to a disbursing, paying or other similar agent, then "set apart for payment" with respect to the Voting Preferred Shares shall mean placing such funds in a separate account or delivering such funds to a disbursing, paying or other similar agent.

            Section 3. Dividends. (a) The holders of Voting Preferred Shares shall be entitled to receive, when and as declared by the Board of Directors out of funds legally available for that purpose, cumulative dividends payable in cash in an amount per Voting Preferred Share equal to $2.3438 per annum (equivalent to 9 3/8% of the per share Liquidation Preference per annum). Such dividends shall be cumulative from the first day of the Dividend Period in which the Closing Date (as defined in that certain Agreement and Plan of Merger dated as of October 4, 2002 by and among the Corporation, JDN Realty Corporation and DDR Transitory Sub, Inc.) shall occur, whether or not in any Dividend Period or Periods such dividends shall be declared or there shall be funds of the Corporation legally available for the payment of such dividends, and shall be payable quarterly in arrears on each Dividend Payment Date. Each such dividend shall be payable in arrears to the holders of record of the Voting Preferred Shares, as they appear on the stock records of the Corporation at the close of business on the fifteenth day of the calendar month in which the applicable Dividend Payment Date falls on or such other date designated by the Board of Directors for the payment of dividends that is not more than 45 nor less than 10 days prior to such Dividend Payment Date, as the case may be, immediately preceding such Dividend Payment Date. No dividends on the Voting Preferred Shares shall be declared by the Board of Directors or be paid or set apart for payment by the Corporation at such time as any agreement of the Corporation, including any agreement relating to the Corporation's indebtedness, prohibits such declaration, payment or setting apart for payment or provides that such declaration, payment or setting apart for payment would constitute a breach thereof or a default thereunder, or if such declaration, payment or setting apart for payment shall be restricted or prohibited by law. Accumulated, accrued and unpaid dividends for any past Dividend Periods may be declared and paid at any time, without reference to any regular Dividend Payment Date, to holders of record on such date, which date shall not precede by more than 45 days the payment date thereof, as may be fixed by the Board of Directors.

            (b) Any dividend payable on the Voting Preferred Shares for any partial dividend period shall be computed ratably on the basis of twelve 30-day months and a 360-day year. Holders of Voting Preferred Shares shall not be entitled to any dividends, whether payable in cash, property or stock, in excess of full cumulative dividends, as herein provided, on the Voting
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      Preferred Shares. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on the Voting Preferred Shares that may be in arrears. Any dividend payment made on the Voting Preferred Shares shall first be credited against the earliest accrued but unpaid dividend due with respect to such shares which remains payable.

            (c) If, for any taxable year, the Corporation elects to designate as "capital gain dividends" (as defined in Section 857 of the Code) any portion (the "Capital Gains Amount") of the total distributions (as determined for federal income tax purposes) paid or made available for the year to holders of all classes of capital stock (the "Total Dividends"), then the portion of the Capital Gains Amount that shall be allocable to holders of Voting Preferred Shares shall be in the same proportion that the Total Dividends paid or made available to the holders of Voting Preferred Shares for the year bears to the Total Dividends. If, for any taxable year, the Corporation elects, as provided in Section 857(b)(3)(D) of the Code, to designate as "undistributed capital gains" any portion of the Corporation's total net capital gains for the taxable year, then such undistributed capital gains shall be allocated between the holders of the Voting Preferred Shares and the holders of other classes or series of capital stock of the Corporation in a manner that is consistent with such allocations being considered other than a "preferential dividend" within the meaning of Section 562(c) of the Code.

            (d) So long as any of the Voting Preferred Shares are outstanding, except as described in the immediately following sentence, no dividends shall be declared or paid or set apart for payment by the Corporation and no other distribution of cash or other property shall be declared or made, directly or indirectly, by the Corporation with respect to any shares ranking on a parity unless, in each case, dividends equal to the full amount of accumulated, accrued and unpaid dividends on all outstanding Voting Preferred Shares have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof has been or contemporaneously is set apart for payment of such dividends on the Voting Preferred Shares for all Dividend Periods ending on or prior to the date such dividend or distribution is declared, paid, set apart for payment or made, as the case may be, with respect to such shares ranking on a parity. When dividends are not paid in full or a sum sufficient for such payment is not set apart, as aforesaid, all dividends declared upon the Voting Preferred Shares and all dividends declared upon any shares ranking on a parity shall be declared ratably in proportion to the respective amounts of dividends accumulated, accrued and unpaid on the Voting Preferred Shares and accumulated, accrued and unpaid on such shares ranking on a parity.

            (e) So long as any of the Voting Preferred Shares are outstanding, no dividends (other than dividends or distributions paid in shares, or options, warrants or rights to subscribe for or purchase shares, ranking junior to the Voting Preferred Shares) shall be declared or paid or set apart for payment by the Corporation and no other distribution of cash or other property shall be declared or made, directly or indirectly, by the Corporation with respect to any shares ranking junior to the Voting Preferred Shares, nor shall any shares ranking junior to the Voting Preferred Shares be redeemed, purchased or otherwise acquired (other than a redemption, purchase or other acquisition of Common Shares made for purposes of an employee incentive, benefit or stock purchase plan of the Corporation or any subsidiary) for any consideration (or any monies be paid to or made available for a sinking fund for the redemption of any shares of any such stock), directly or indirectly, by the Corporation (except by conversion into or exchange for shares, or options, warrants or rights to subscribe for or purchase shares, ranking junior to the Voting Preferred Shares), nor shall any other cash or other property otherwise be paid or distributed to or for the benefit of any holder of shares ranking junior to the Voting Preferred Shares in respect thereof, directly or indirectly, by the Corporation unless, in each case, dividends equal to the full amount of all accumulated, accrued and unpaid dividends on all outstanding Voting Preferred
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      Shares have been declared and paid, or such dividends have been declared and a sum sufficient for the payment thereof has been set apart for such payment, on all outstanding Voting Preferred Shares for all Dividend Periods ending on or prior to the date such dividend or distribution is declared, paid, set apart for payment or made with respect to such shares ranking junior to the Voting Preferred Shares, or the date such shares ranking junior to the Voting Preferred Shares are redeemed, purchased or otherwise acquired or monies paid to or made available for any sinking fund for such redemption, or the date any such cash or other property is paid or distributed to or for the benefit of any holders of shares ranking junior to the Voting Preferred Shares in respect thereof, as the case may be.

            (f) In determining the extent to which a distribution with respect to the Voting Preferred Shares constitutes a dividend for tax purposes, the earnings and profits of the Corporation will be allocated, on a pro rata basis, in accordance with the ranking of the class of capital stock or series of capital stock, constituting a class within the meaning of Code Section 562(c), of the Corporation, as described in Section 7.

            Notwithstanding the provisions of this Section 3, the Corporation shall not be prohibited from (i) declaring or paying or setting apart for payment any dividend or distribution on any shares ranking junior to or on a parity with the Voting Preferred Shares or (ii) redeeming, purchasing or otherwise acquiring any shares ranking junior to or on a parity with the Voting Preferred Shares, in each case, if such declaration, payment, redemption, purchase or other acquisition is necessary in order to assist in maintaining the continued qualification of the Corporation as a REIT under Section 856 of the Code.

            Section 4. Liquidation Preference. (a) In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, before any payment or distribution by the Corporation (whether of capital, surplus or otherwise) shall be made to or set apart for the holders of shares ranking junior to the Voting Preferred Shares, the holders of Voting Preferred Shares shall be entitled to receive Twenty-Five Dollars ($25.00) per Voting Preferred Share (the "Liquidation Preference"), plus an amount equal to all dividends accumulated, accrued and unpaid thereon to the date of final distribution to such holders; but such holders shall not be entitled to any further payment. Until the holders of the Voting Preferred Shares have been paid the Liquidation Preference in full, plus an amount equal to all dividends accumulated, accrued and unpaid thereon to the date of final distribution to such holders, no payment will be made to any holder of shares ranking junior to the Voting Preferred Shares upon the liquidation, dissolution or winding up of the Corporation. If, upon any liquidation, dissolution or winding up of the Corporation, the assets of the Corporation, or proceeds thereof, distributable among the holders of Voting Preferred Shares shall be insufficient to pay in full the preferential amount aforesaid and liquidating payments on any other shares ranking on a parity with the Voting Preferred Shares, then such assets, or the proceeds thereof, shall be distributed among the holders of Voting Preferred Shares and any such other shares ranking on a parity with the Voting Preferred Shares ratably in the same proportion as the respective amounts that would be payable on such Voting Preferred Shares and any such other shares ranking on a parity with the Voting Preferred Shares if all amounts payable thereon were paid in full. For the purposes of this Section 4, (i) a consolidation or merger of the Corporation with or into one or more other entities, (ii) a sale, lease, transfer or conveyance of all or substantially all of the Corporation's assets, or (iii) a statutory share exchange shall not be deemed to be a liquidation, dissolution or winding up, voluntary or involuntary, of the Corporation.

            (b) Upon any liquidation, dissolution or winding up of the Corporation, after payment shall have been made in full to the holders of Voting Preferred Shares and any shares
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      ranking on a parity with the Voting Preferred Shares, as provided in this
      Section 4, any other shares ranking junior to the Voting Preferred Shares shall, subject to the respective terms thereof, be entitled to receive any and all assets remaining to be paid or distributed, and the holders of the Voting Preferred Shares and any shares ranking on a parity with the Voting Preferred Shares shall not be entitled to share therein.

            Section 5. Redemption at the Option of the Corporation. (a) Shares of Voting Preferred Shares shall not be redeemable by the Corporation prior to September 15, 2003. On and after September 15, 2003, the Corporation, at its option, may redeem Voting Preferred Shares, in whole or from time to time in part, at a redemption price payable in cash equal to $25.00 per share, plus all accumulated, accrued and unpaid dividends to the date fixed for redemption (the "Redemption Date"); provided, however, that in the event of a redemption of Voting Preferred Shares, if the Redemption Date occurs after a dividend record date and on or prior to the related Dividend Payment Date, the dividend payable on such Dividend Payment Date in respect of such shares called for redemption shall be payable on such Dividend Payment Date to the holders of record at the close of business on such dividend record date, and shall not be payable as part of the redemption price for such shares. In connection with any redemption pursuant to this Section 5(a), the redemption price of the Voting Preferred Shares (other than any portion thereof consisting of accumulated, accrued and unpaid dividends) shall be payable solely with the proceeds from the sale by the Corporation of other capital shares of the Corporation (whether or not such sale occurs concurrently with such redemption). For purposes of the preceding sentence, "capital shares" means any common shares, preferred shares, depositary shares, participations or other ownership interests (however designated) and any rights (other than debt securities convertible into or exchangeable at the option of the holder for equity securities (unless and to the extent such debt securities are subsequently converted into capital shares)) or options to purchase any of the foregoing of or in the Corporation.

            (b) The Redemption Date shall be selected by the Corporation, shall be specified in the notice of redemption and shall be not less than 30 days nor more than 60 days after the date notice of redemption is sent by the Corporation.

            (c) If full cumulative dividends on all outstanding Voting Preferred Shares have not been declared and paid, or declared and set apart for payment, no Voting Preferred Shares may be redeemed unless all outstanding Voting Preferred Shares are simultaneously redeemed, and neither the Corporation nor any affiliate of the Corporation may purchase or acquire Voting Preferred Shares other than pursuant to a purchase or exchange offer made on the same terms to all holders of Voting Preferred Shares.

            (d) If the Corporation shall redeem Voting Preferred Shares pursuant to paragraph (a) of this Section 5, notice of such redemption shall be given to each holder of record of the shares to be redeemed. Such notice shall be provided by first class mail, postage prepaid, at such holder's address as the same appears on the stock records of the Corporation. Neither the failure to mail any notice required by this paragraph (d), nor any defect therein or in the mailing thereof to any particular holder, shall affect the sufficiency of the notice or the validity of the proceedings for redemption with respect to the other holders. Any notice which was mailed in the manner herein provided shall be conclusively presumed to have been duly given on the date mailed whether or not the holder receives the notice. Each such notice shall state, as appropriate:
      (1) the Redemption Date; (2) the number of Voting Preferred Shares to be redeemed and, if fewer than all such shares held by such holder are to be redeemed, the number of such shares to be redeemed from such holder; (3) the place or places at which certificates for such shares are to be surrendered for cash; and (4) the redemption price payable on such Redemption Date, including,
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      without limitation, a statement as to whether or not accumulated, accrued and unpaid dividends will be (x) payable as part of the redemption price, or (y) payable on the next Dividend Payment Date to the record holder at the close of business on the relevant record date as described in the next succeeding sentence.

            Notice having been mailed as aforesaid, from and after the Redemption Date (unless the Corporation shall fail to make available the amount of cash necessary to effect such redemption), (i) dividends on the Voting Preferred Shares so called for redemption shall cease to accumulate or accrue on the Voting Preferred Shares called for redemption, (ii) said shares shall no longer be deemed to be outstanding, and (iii) all rights of the holders thereof as holders of Voting Preferred Shares of the Corporation shall cease except the rights to receive the cash payable upon such redemption, without interest thereon, upon surrender and endorsement of their certificates if so required; provided, however, that if the Redemption Date for any Voting Preferred Shares occurs after any dividend record date and on or prior to the related Dividend Payment Date, the full dividend payable on such Dividend Payment Date in respect of such Voting Preferred Shares called for redemption shall be payable on such Dividend Payment Date to the holders of record of such shares at the close of business on the corresponding dividend record date notwithstanding the prior redemption of such shares. The Corporation's obligation to make available the redemption price in accordance with the preceding sentence shall be deemed fulfilled if, on or before the applicable Redemption Date, the Corporation shall irrevocably deposit in trust with a bank or trust company (which may not be an affiliate of the Corporation) that has, or is an affiliate of a bank or trust company that has, a capital and surplus of at least $50,000,000, such amount of cash as is necessary for such redemption plus, if such Redemption Date occurs after any dividend record date and on or prior to the related Dividend Payment Date, such amount of cash as is necessary to pay the dividend payable on such Dividend Payment Date in respect of such Voting Preferred Shares called for redemption, with irrevocable instructions that such cash be applied to the redemption of the Voting Preferred Shares so called for redemption and, if applicable, the payment of such dividend. No interest shall accrue for the benefit of the holders of Voting Preferred Shares to be redeemed on any cash so set aside by the Corporation. Subject to applicable escheat laws, any such cash unclaimed at the end of two years from the Redemption Date shall revert to the general funds of the Corporation, after which reversion the holders of Voting Preferred Shares so called for redemption shall look only to the general funds of the Corporation for the payment of such cash.

            As promptly as practicable after the surrender in accordance with such notice of the certificates for any such Voting Preferred Shares to be so redeemed (properly endorsed or assigned for transfer, if the Corporation shall so require and the notice shall so state), such certificates shall be exchanged for cash (without interest thereon) for which such shares have been redeemed in accordance with such notice. If fewer than all the outstanding Voting Preferred Shares are to be redeemed, shares to be redeemed shall be selected by the Corporation from outstanding Voting Preferred Shares not previously called for redemption by lot or, with respect to the number of Voting Preferred Shares held of record by each holder of such shares, pro rata (as nearly as may be) or by any other method as may be determined by the Board of Directors in its discretion to be equitable. If fewer than all the shares of Voting Preferred Shares represented by any certificate are redeemed, then a new certificate representing the unredeemed shares shall be issued without cost to the holders thereof.

            Section 6. Status of Reacquired Shares. All Voting Preferred Shares which shall have been issued and reacquired in any manner by the Corporation shall be deemed retired.
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            Section 7. Ranking. The Voting Preferred Shares rank prior to, on a parity with, or junior to other shares of capital stock of the Corporation in accordance with Item XIII of this Division A.

            Section 8. Voting. (a) If and whenever six quarterly dividends (whether or not consecutive) payable on the Voting Preferred Shares or any series or class of shares ranking on a parity with the Voting Preferred Shares shall be in arrears (which shall, with respect to any such quarterly dividend, mean that any such dividend has not been paid in full), the number of directors then constituting the Board of Directors shall be increased by two (if not already increased by reason of similar types of provisions with respect to shares ranking on a parity with the Voting Preferred Shares of any other class or series which is entitled to similar voting rights (the "Arrearage Voting Preferred Shares")) and the holders of Voting Preferred Shares, together with the holders of shares of all other Arrearage Voting Preferred Shares then entitled to exercise similar voting rights, voting as a single class regardless of class or series, shall be entitled to elect the two additional directors to serve on the Board of Directors at any annual meeting of shareholders or special meeting held in place thereof, or at a special meeting of the holders of the Voting Preferred Shares and the Arrearage Voting Preferred Shares called as hereinafter provided. Whenever all arrearages in dividends on the Voting Preferred Shares and the Arrearage Voting Preferred Shares then outstanding shall have been paid and dividends thereon for the current quarterly dividend period shall have been declared and paid, or declared and set apart for payment, then the right of the holders of the Voting Preferred Shares and the Arrearage Voting Preferred Shares to elect such additional two directors shall cease (but subject always to the same provision for the vesting of such voting rights in the case of any similar future arrearages), and the terms of office of all persons elected as directors by the holders of the Voting Preferred Shares and the Arrearage Voting Preferred Shares shall forthwith terminate and the number of directors constituting the Board of Directors shall be reduced accordingly. At any time after such voting power shall have been so vested in the holders of Voting Preferred Shares and the Arrearage Voting Preferred Shares, if applicable, the Secretary of the Corporation may, and upon the written request of any holder of at least ten percent (10%) of Voting Preferred Shares (addressed to the Secretary at the principal office of the Corporation) shall, call a special meeting of the holders of the Voting Preferred Shares and of the Arrearage Voting Preferred Shares for the election of the two directors to be elected by them as herein provided, such call to be made by notice similar to that provided in the Code of Regulations of the Corporation for a special meeting of the shareholders or as required by law. If any such special meeting required to be called as above provided shall not be called by the Secretary within 20 days after receipt of any such request, then any holder of Voting Preferred Shares may call such meeting, upon the notice above provided, and for that purpose shall have access to the stock books of the Corporation. The directors elected at any such special meeting shall hold office until the next annual meeting of the shareholders or special meeting held in lieu thereof if such office shall not have previously terminated as above provided. If any vacancy shall occur among the directors elected by the holders of the Voting Preferred Shares and the Arrearage Voting Preferred Shares, a successor shall be elected by the Board of Directors, upon the nomination of the then-remaining director elected by the holders of the Voting Preferred Shares and the Arrearage Voting Preferred Shares or the successor of such remaining director, to serve until the next annual meeting of the shareholders or special meeting held in place thereof if such office shall not have previously terminated as provided above.

            (b) So long as any Voting Preferred Shares are outstanding, in addition to any other vote or consent of shareholders required by law or by the Amended and Restated Articles of Incorporation of the Corporation, the affirmative vote of at least 66-2/3% of the votes entitled to be cast by the holders of the Voting Preferred Shares voting as a single class with the holders of all other classes or series of shares ranking on a parity with the Voting Preferred Shares entitled to vote on such matters, given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, shall be necessary for effecting or validating:

            (i) Any amendment, alteration or repeal of any of the provisions of, or the addition of any provision to, the Amended and Restated Articles of Incorporation or the Code of Regulations of the Corporation, whether by merger, consolidation or otherwise (an "Event"), that materially adversely affects the voting powers, rights or preferences of the holders of the Voting Preferred Shares; provided, however, that the amendment of the provisions of the Amended and Restated Articles of Incorporation (A) so as to authorize or create, or to increase the authorized amount of, or issue, any shares ranking junior to the Voting Preferred Shares or any shares of any class or series of shares ranking on a parity with the Voting Preferred Shares or (B) with respect to the occurrence of any Event, so long as the Voting Preferred Shares remains outstanding with the terms thereof materially unchanged, taking into account that upon the occurrence of the Event, the Corporation may not be the surviving entity, shall not in either case be deemed to materially adversely affect the voting powers, rights or preferences of the holders of Voting Preferred Shares; or

            (ii) The authorization, creation of, increase in the authorized amount of, or issuance of any shares of any class or series of shares ranking prior to the Voting Preferred Shares or any security convertible into shares of any class or series of shares ranking prior to the Voting Preferred Shares (whether or not such class or series of shares ranking prior to the Voting Preferred Shares is currently authorized);

      provided, however, that no such vote of the holders of Voting Preferred Shares shall be required if, at or prior to the time when such amendment, alteration or repeal is to take effect, or when the issuance of any such shares ranking prior to the Voting Preferred Shares or convertible or exchangeable security is to be made, as the case may be, provision is made for the redemption of all shares of Voting Preferred Shares at the time outstanding to the extent such redemption is authorized by Section 5.

            (c) In addition to the foregoing, the holders of Voting Preferred Shares shall be entitled to vote on all matters (for which holders of Common Shares shall be entitled to vote thereon) at all meetings of the shareholders of the Corporation, and shall be entitled to one vote for each Voting Preferred Share entitled to vote at such meeting.

            Section 9. Record Holders. The Corporation and its transfer agent may deem and treat the record holder of any Voting Preferred Shares as the true and lawful owner thereof for all purposes, and neither the Corporation nor such transfer agent shall be affected by any notice to the contrary.

            Section 10. Restrictions on Ownership and Transfers. The Voting Preferred Shares are subject to the provisions of Article XIV of this Division A pertaining to restrictions on ownership and transfers, including without limitation the provisions relative to Excess Preferred Shares (as defined in Item XIV).

      FURTHER RESOLVED, that the Amended and Restated Articles of Incorporation of the Corporation, as amended, be and they hereby are amended by deleting Item XIII of Division A of Article FOURTH in its entirety and replacing it with the following:

      XIII.  Definitions.  For the purposes of this Division:

            (a) Whenever reference is made to shares "ranking prior to" Class A Shares, Class B Shares, Class C Shares, Class D Shares, Class E Shares, Class F Shares, Class G Shares, Class H Shares, Class I Shares, Class J Shares, Class K Shares, Noncumulative Shares or Voting Preferred Shares, such reference shall mean and include all shares of the Corporation in respect of which the rights of the holders thereof as to the payment of dividends or as to distributions in the event of a voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation are given preference over the rights of the holders of Class A Shares, Class B Shares, Class C Shares, Class D Shares, Class E Shares, Class F Shares, Class G Shares, Class H Shares, Class I Shares, Class J Shares, Class K Shares, Noncumulative Shares or Voting Preferred Shares, as the case may be;

            (b) Whenever reference is made to shares "on a parity with" Class A Shares, Class B Shares, Class C Shares, Class D Shares, Class E Shares, Class F Shares, Class G Shares, Class H Shares, Class I Shares, Class J Shares, Class K Shares, Noncumulative Shares or Voting Preferred Shares, such reference shall mean and include all shares of the Corporation in respect of which the rights of the holders thereof as to the payment of dividends or as to distributions in the event of a voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation rank equally (except as to the amounts fixed therefor) with the rights of the holders of Class A Shares, Class B Shares, Class C Shares, Class D Shares, Class E Shares, Class F Shares, Class G Shares, Class H Shares, Class I Shares, Class J Shares, Class K Shares, Noncumulative Shares or Voting Preferred Shares, as the case may be; and

            (c) Whenever reference is made to shares "ranking junior to" Class A Shares, Class B Shares, Class C Shares, Class D Shares, Class E Shares, Class F Shares, Class G Shares, Class H Shares, Class I Shares, Class J Shares, Class K Shares, Noncumulative Shares or Voting Preferred Shares, such reference shall mean and include all shares of the Corporation other than those defined under Subsections (a) and (b) of this Section as shares "ranking prior to" or "on a parity with" Class A Shares, Class B Shares, Class C Shares, Class D Shares, Class E Shares, Class F Shares, Class G Shares, Class H Shares, Class I Shares, Class J Shares, Class K Shares, Noncumulative Shares or Voting Preferred Shares, as the case may be.

      FURTHER RESOLVED, that the Amended and Restated Articles of Incorporation of the Corporation, as amended, be and they hereby are amended by deleting the definition of "Preferred Shares" in Item XIV of Division A of Article FOURTH in its entirety and replacing it with the following:

            "Preferred Shares" shall mean, collectively, Class A Shares, Class B Shares, Class C Shares, Class D Shares, Class E Shares, Class F Shares, Class G Shares, Class H Shares, Class I Shares, Class J Shares, Class K Shares, Noncumulative Shares and Voting Preferred Shares.